WESTMORELAND REACHES DEFINITIVE AGREEMENT TO SELL
         THE ASSETS OF KENTUCKY CRITERION COAL COMPANY



Philadelphia, PA (July 28, 1994) Westmoreland Coal Company (NYSE:
WCX) today announced that it has reached a definitive agreement to sell the assets of its wholly-owned subsidiary, Kentucky Criterion Coal Company, to CONSOL of Kentucky Inc., a member of the CONSOL coal group, for $85 million subject to an inventory adjustment at closing. The sale is subject to third-party consents.

A fourth-quarter closing is anticipated, and Westmoreland believes that its creditors will extend repayment of the Company's outstanding obligations of approximately $46 million until the closing.

The Kentucky Criterion property, which produced 1.7 million tons of coal in 1993, is located in parts of Letcher, Knott and Pike counties with headquarters in Deane, Kentucky. It was acquired in 1987 from Bethlehem Steel Corporation and certain of its subsidiaries and is served by the CSX railroad system.

Christopher K. Seglem, Westmoreland's President and Chief Executive Officer said "We are very pleased with the value Westmoreland will receive from this sale. These proceeds will assure that Westmoreland Coal Company can discharge its debt obligations and will significantly enhance the Company's ability to implement a repositioning and growth strategy to achieve meaningful and sustainable long-term profitability."

Westmoreland continues to mine coal in Virginia, West Virginia, and Montana where Westmoreland Resources Inc. recently announced a new long-term supply agreement with Otter Tail Power for 1.7 million tons of coal per year. Westmoreland Coal's other contract customers include Duke Power, Southern Companies, Virginia Power, American Electric Power, Northern State Power, and Western Fuels.